Exhibit 99

JOINT FILER INFORMATION

Name:  Carefree Capital Partners, Limited Partnership

Address: 1600 Utica Avenue South, Suite 700

  Minneapolis, MN 55416

Designated Filer: Carefree Capital, Inc.

Issuer & Ticker Symbol: Buffalo Wild Wings, Inc. (BWLD)

Date of Event Requiring Statement: November 20, 2003

Signature: By: Carefree Capital Partners, Limited Partnership

  By /s/Paul R. Waldon

  CEO, Carefree Capital, Inc., General Partner